INVESTORS TITLE COMPANY ANNOUNCES
SECOND QUARTER 2024 RESULTS

Contact: Elizabeth B. Lewter
August 6, 2024
Telephone: (919) 968-2200
Nasdaq Symbol: ITIC
FOR IMMEDIATE RELEASE:
Chapel Hill, NC – Investors Title Company (Nasdaq: ITIC) today announced results for the second quarter ended June 30, 2024. The Company reported net income of $8.9 million, or $4.70 per diluted share, compared with $7.6 million, or $4.00 per diluted share, for the prior year period.
Revenues increased 12.1% to $65.4 million, compared to $58.3 million in the prior year period, primarily due to an increase in premiums written stemming from higher activity levels in certain markets and continued increases in average home prices.
Operating expenses increased 11.7% compared to the prior year period, mostly driven by higher agent commissions and other expenses which fluctuate with the level of title-related revenues. Personnel expenses decreased due to lower staffing levels. Other categories of operating expenses were in line with the prior year period.
Income before income taxes increased to $11.3 million for the current year quarter, versus $9.8 million in the prior year period. Excluding the impact of net investment gains, adjusted income before income taxes (non-GAAP) increased to $10.0 million for the current year quarter, versus $8.8 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).
For the six months ended June 30, 2024, net income increased $4.6 million to $13.4 million, or $7.10 per diluted share, versus $8.8 million, or $4.62 per diluted share, for the prior year period. Revenues increased 8.4% to $118.8 million, compared with $109.7 million for the prior year period. Operating expenses increased 3.6% to $101.8 million, compared to $98.3 million for the prior year period. Aside from changes in net investment gains, overall results for the year-to-date period have been shaped predominantly by the same factors that affected the second quarter. Positive changes in the estimated fair value of equity security investments resulted in higher net investment gains compared to the prior year period.

Chairman J. Allen Fine commented, “We are pleased to report a 17.0% increase in net income for the second quarter as compared to the prior year period, our most profitable quarter in over two years, with profit margins comparable to pre-pandemic levels. Premiums written increased due to higher activity levels and higher average real estate sales prices. Our expense level continued to improve as a result of ongoing expense management efforts. Expenses in the quarter were also favorably impacted by relatively low claims experience versus historical norms.
"Real estate sales activity in the market improved during the quarter on a seasonal basis and relative to the prior year period. By quarter end, mortgage rates had declined over a full percentage point from their peak in the fourth quarter of 2023, and inventories of homes available for sale had increased substantially since the beginning of the year. If such trends persist, they may bring about an overall improvement to conditions in the real estate market."
Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.
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Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulations; changes in the economy; the impact of inflation and responses by government regulators, including the Federal Reserve, such as changes in interest rates; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission, and in subsequent filings.

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Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2024 and 2023
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Net premiums written	$51,416	$44,005	$91,596	$82,971
Escrow and other title-related fees	4,801	4,604	8,524	8,259
Non-title services	4,304	4,565	8,608	9,877
Interest and dividends	2,568	2,150	5,088	4,224
Other investment income	890	1,648	1,001	2,401
Net investment gains	1,242	1,092	3,664	1,535
Other	161	250	360	390
Total Revenues	65,382	58,314	118,841	109,657

Operating Expenses:
Commissions to agents	26,550	20,603	46,420	39,929
Provision for claims	905	991	1,815	2,059
Personnel expenses	18,154	18,548	36,736	39,368
Office and technology expenses	4,308	4,513	8,773	8,913
Other expenses	4,198	3,813	8,033	7,981
Total Operating Expenses	54,115	48,468	101,777	98,250

Income before Income Taxes	11,267	9,846	17,064	11,407

Provision for Income Taxes	2,396	2,261	3,668	2,641

Net Income	$8,871	$7,585	$13,396	$8,766

Basic Earnings per Common Share	$4.71	$4.00	$7.10	$4.62

Weighted Average Shares Outstanding – Basic	1,884	1,895	1,886	1,896

Diluted Earnings per Common Share	$4.70	$4.00	$7.10	$4.62

Weighted Average Shares Outstanding – Diluted	1,886	1,896	1,887	1,896

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2024 and December 31, 2023
(in thousands)
(unaudited)

	June 30, 2024	December 31, 2023
Assets

Cash and cash equivalents	$26,686	$24,031

Investments:
Fixed maturity securities, available-for-sale, at fair value	93,479	63,847
Equity securities, at fair value	36,837	37,212
Short-term investments	84,480	110,224
Other investments	21,670	17,385
Total investments	236,466	228,668

Premiums and fees receivable	13,478	13,338
Accrued interest and dividends	1,321	978
Prepaid expenses and other receivables	10,829	13,525
Property, net	26,516	23,886
Goodwill and other intangible assets, net	15,630	16,249
Lease assets	6,205	6,303
Other assets	2,643	2,500
Current income taxes recoverable	558	1,081
Total Assets	$340,332	$330,559

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$37,204	$37,147
Accounts payable and accrued liabilities	31,469	31,864
Lease liabilities	6,427	6,449
Deferred income taxes, net	3,416	3,546
Total liabilities	78,516	79,006

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,884 and 1,891 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	261,648	250,915
Accumulated other comprehensive income	168	638
Total stockholders’ equity	261,816	251,553
Total Liabilities and Stockholders’ Equity	$340,332	$330,559

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Six Months Ended June 30, 2024 and 2023
(in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	%	2023	%	2024	%	2023	%
Direct	$15,531	30.2	$15,776	35.9	$28,852	31.5	$28,490	34.3

Agency	35,885	69.8	28,229	64.1	62,744	68.5	54,481	65.7

Total	$51,416	100.0	$44,005	100.0	$91,596	100.0	$82,971	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Six Months Ended June 30, 2024 and 2023
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of net investment gains and losses, which are recognized in net income under GAAP. Net investment gains and losses include realized gains and losses on sales of investment securities and changes in the estimated fair value of equity security investments. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenues
Total revenues (GAAP)	$65,382	$58,314	$118,841	$109,657
Subtract: Net investment gains	(1,242)	(1,092)	(3,664)	(1,535)
Adjusted revenues (non-GAAP)	$64,140	$57,222	$115,177	$108,122

Income before Income Taxes
Income before income taxes (GAAP)	$11,267	$9,846	$17,064	$11,407
Subtract: Net investment gains	(1,242)	(1,092)	(3,664)	(1,535)
Adjusted income before income taxes (non-GAAP)	$10,025	$8,754	$13,400	$9,872